EXHIBIT 99.3

INSITUFORM TECHNOLOGIES, INC.
March 29, 2007
9:00 a.m. CT

Operator:	Good day everyone and welcome to the Insituform Strategic Matters Conference Call. Today’s call is being recorded.

Any financial or statistical information presented during this call including any non-GAAP measures, most directly comparable GAAP measures and reconciliation to GAAP results will be available on our website, insituform.com.

During this conference call, we will make forward-looking statements, which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.

We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now I’d like to turn the call over to Insituform’s president and CEO, Tom Rooney. Please go ahead, sir.

Tom Rooney:
Good morning, thank you. Welcome everybody. We staged this call today because obviously with two press releases this morning, we feel there’s a lot of very interesting information to deal with and wanted to avail everybody of an opportunity to talk about it. We have obviously two press releases. I’m not going to make a significant amount of prepared remarks this morning, but rather leave most of the time together for Q&A.

With that said, we really have three points on hand, some good news, some areas of concern and frankly, what we think’s going to become a bright future. The good news, obviously, is the exiting from the tunneling business. I know from an investor standpoint, that’s been a point of concern, an issue for the last two years. We have now made a final and formal decision to exit the tunneling business because of the fact that it’s a non-core business for us and it is not part of where we see the future of the company.

Of obvious great concern is the stagnant market for sewer rehab in the United States. Let me be very clear, that is in the United States. We see nice growth around the world in sewer rehab and repair including in Canada, rather significant year-over-year growth last year and this year in Canada. So this is not even a North American phenomenon. This is a United States sewer phenomenon.

And finally, the go-forward being very exciting for us. The go-forward being greater - now that we have - we’ll soon take our attention and resources out of tunneling, we’ll be investing significantly in the Insituform Blue™ area, which we think has great prospects for the company over the next 10 years. We’re also seeing interesting growth and great opportunities for the company internationally both in the drinking water and in the sewer rehab market as well as in the UPS Tite Liner® business.

And finally, a very bright future from the standpoint that whereas we are with great concern about the U.S. rehab market, we are very focused on the notion of attacking the non-spending in sewer rehab. There is a very large disconnect between the absolute identified needs and the amount of spending that is going on. I have mentioned in a number of scenarios, the significant report that came out recently by Booz Allen Hamilton suggesting as much as $23 trillion needing to be spent over the next 23 years on water and sewer infrastructure around the world. Obviously, we’ve talked at great length for years and in some cases decades about this impending need. The leading edge is now starting to show that these issues are coming to bear with rampant sinkholes now around the United States and around the world, all related to sewer and water pipe neglect.

And the second matter, being record numbers of sanitary sewer overflows. It was this week last year when the largest sewer spill in American history took place in Honolulu, Hawaii. Just this week, a rather significant 12 million gallon sewage overflow in Louisiana. So the tell-tale signs are there. The concern, of course, is spending is not there and municipalities have again and again avoided the spending and we think that’s simply because the general population is not aware of the issue, has not become informed about the issue and politicians and bureaucrats can simply put off the spending one more year and one more year.

As the worldwide industry leader and me personally as the CEO of the company, we’re taking the gap between public perception of the issue and absolute engineering need for spending as our responsibility in order to completely fulfill the growth expectations of our investors. This is going to be a very significant effort. We will be spending millions of dollars in this effort over the next several years to bring about a great deal of attention on a U.S. and on an international basis.

I do say that the U.S. market is stagnant. We wrestled over the last year or so, including a number of investor calls with the notion that we were seeing reduced spending and in fact, Q4 of 2005, Q1 of 2006 were some of the worst we had seen. In every case, clients were referring to the subsequent quarter and the subsequent quarter.

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To be frank with you, I wrestled greatly with why in our mind Insituform was underperforming against an 8 to 10 percent growth market. And in point of fact, looking back on the data with new published information coming from McGraw Hill and Underground Construction Technologies.  It is now quite apparent that Insituform did not underperform the market. In fact, the U.S. market was flat and in fact contracted last year by about one percent.

All forecasts now are suggesting that the same - whereas we - the same industrial publications suggested 8 to 10 percent growth last year, the same publications are now suggesting negative three to positive one or two percent growth this year. So, we have now accepted the reality that last year the market contracted by one percent and all forecasts are for flat to slight contraction again in the market this year.

What that means for us obviously is greatly reduced earnings potential for this company in 2007. The first quarter of 2007 is likely to be one of the worst quarters we will have had in a number of years. Really, a two-fold issue, one is, Insituform is geared up operationally to be a growth company with growth and gains made in operational excellence, in crew productivity. We have a very hungry beast that we have to feed every single day with growth. Obviously with a contracting market, we’ve now reduced our crew levels. I believe we’ve reduced six crews out of 75 in North America just recently, and we may do the same again.

All of this is in tune with the notion that the rabid growth that the company needs to sustain high profitability just not - does not exist in the market today and will not exist until spending habits turn back up. The other part of the equation is that gross margins are off. Gross margins are always off when we have flat and contracting markets. It’s a competitive world in which we operate. It’s just the reality that we’re going to have to deal with, but we are extremely optimistic about the growing tell-tale signs in the - in the marketplace that would suggest that spending habits cannot stay down as low as they are or contracting much longer.

But it does mean that as a company, we have to shoulder the responsibility for public awareness campaigns and connecting dots between things such as sink holes, sewer overflows and sicknesses and the fact that pipes frankly just haven’t been taken care of.

So that’s our mission. Again, I say we have some good news today by virtue of being out of tunneling. We have some very concerning news about the United States sewer rehab market, and we also think we have a very bright future.

So with that, I’d like to open it up for your questions.

Operator:
Thank you. Today’s question-and-answer session will be held electronically. If you would like to signal to ask a question, please press star one on your touch-tone phone. Again, that is star one to signal to ask a question. I’d like to remind everyone that if you do have a mute function, we do ask that you disengage that function before signaling just to be sure that your signal can reach our equipment. Once again, that is star one to signal to ask a question.

And we will go first to Arnold Ursaner with CJS Securities.

Casey Flaven:	Good morning, this is Casey Flaven sitting in for Arnie.

Tom Rooney:	Good morning.

Casey Flaven:	Given your leverage that your operating structure has to volume, can you give us a sense in terms of magnitude of the impact lower volumes will have on gross margins in rehab, Tom?

Tom Rooney:	Ask me that question if you would one more time.

Casey Flaven:	Given the sense - because your operating structure is leveraged to volume, given the slowdown in rehab, can you give us a sense of how much it’s going to impact gross margins going forward?

Tom Rooney:	Well, the - I think you’re referring to fixed versus variable costs and our ability to cover that, correct?

Casey Flaven:	Correct.

Tom Rooney:	OK. Well, we don’t see our revenues going down. They may go down very slightly, but we see the competitive nature of the market driving prices down three to four percent on a gross margin level.

Casey Flaven:	OK.

Tom Rooney:	But it’s less about operating leverage and more about competitive pressure in the market.

Casey Flaven:
Got it. And in terms of that - in terms of that, were you building infrastructure in anticipation of your - of your growth? And if so, how much do you expect to cut and what are your plans to right-size the company?

Tom Rooney:
No, we were not building. In fact, we have greatly benefited from crew productivity gains. In fact, with eight percent or so growth last year, we really went up very little - eight percent revenue growth in the U.S. sewer rehab market. We did not have to add crews. But in fact, because our crew productivity continues to move up, we have, as I say, moved our number of crews in the United States from 75 down to 69, and that number may continue to go down.

And that would suggest that we are able to use crew productivity gains combined with flat markets to rationalize, if you will, on lowering of crews. So we’re not entirely sure how low we will go in terms of crews in North America this year, but it’ll be in the mid-60’s.

Casey Flaven:	And Tite Liner® has been a nice growth business for the company, can you give us an update on what your expectations are for that segment?

Tom Rooney:
Yes, in previous calls, we referred to ’07 as being somewhat flat, certainly as compared to the growth that we’ve seen in the past with the big uptick towards the end of the year and certainly in 2008 because of significant demand that’s coming - that’s coming in right now, but with a delayed start, and that’s still the case. We have very interesting dialog on right now with significant projects in Alaska, Mexico, and even China. So, that business continues to be a solid business for us. It’s obviously seen two consecutive years of double-digit and better growth. We are not likely to see double-digit growth this year, but we feel very good about the growth prospects for that business late this year and certainly next year.

Casey Flaven:	OK. Now that you’ve - you have plans to exit tunneling, can you give us a sense of how this will impact your ability to pursue a financial recap down the road?

Tom Rooney:
Well, actually, it enables that for us. The tunneling business represented a tremendous amount of cash and earnings volatility for the company. It consumed a great deal of cash at any given time and it produced very volatile earnings. And obviously, as one looks to lever up the business, having greater stability around cash and greater stability around earnings actually improves the opportunity to take on debt. So I would tell you that it enhances our position.

Casey Flaven:	Great. Thanks Tom. I’ll hop back into queue for now.

Tom Rooney:	Thank you.

Operator:	And next we’ll go to Jeff Beach at Stifel Nicolaus.

Jeff Beach:	Yes, good morning, Tom.

Tom Rooney:	Hi, Jeff. Good morning.

Jeff Beach:
I have a couple of questions, too. Just looking at the visibility of the market and going through in the market last year and into this year and, I guess, realizing it’s more sluggish than you thought. How, you know, how can you get - if it’s been a fairly invisible market, very hard to see coming, the ebb and flows of the spending from the municipalities, can you look - can you look out into the last half of this year or next year and have confidence that - let’s put it this way, this year is going to remain fairly sluggish all year long and next year is going to be much stronger. I’m just looking historically at the McGraw Hill, maybe overall they’re OK, but when they get into niche sectors like this, I don’t see where they have been very accurate before.

Tom Rooney:
Right. We’re obviously aware of the McGraw Hill study but we’re also aware of the Underground Construction survey, the 10th annual survey. And that is simply a survey of water and sewer spending in the underground fashion. And that survey, which was published just in late February, I think I saw it earlier this month for the first time, that survey last year suggested that sewer rehab spending in the United States would move up by I believe it was eight percent in 2006. In retrospect, that survey showed that it in fact contracted by one percent in 2006.

And, Jeff, I have to tell you, every survey and our bidding opportunities this time last year suggested 8 to 12 percent growth. And so, that survey compared to Insituform’s outlook both suggested the same thing, which was 8 to 10 percent growth a year ago. The fact is, we struggled through all of 2006 with the notion that we could not acquire work that looked like - there wasn’t even bidding opportunities that appeared like an 8 to 10 percent growth. Everything just kept moving off a quarter, off a quarter, off a quarter. And in any number of conference calls we had, it felt like, and it appeared to me like, Insituform was underperforming the market. Low and behold when this year’s survey came out, it clearly showed that we had a one percent contraction in the market. When I sat down with our financial team and said, what is the net effect of our revenue gains plus the consumption of our backlog, it turns out, because you have to look at it that way, we actually increased our revenue about eight percent in the United States last year, but we consumed more than that out of our backlog. So the net effect is - absolutely confirms the survey’s suggestion of a one percent contraction in the market.

Furthermore, in getting into the nitty-gritty of what happened in 2006, there was also a major shift by our clients from large diameter sewer pipes to small diameter sewer pipes, which have lower gross margins and cost less. The simple reason that people do that is the larger, more significant projects are the first ones that they back up on when they’re contracting.

I guess what I’m saying, Jeff, is this, in retrospect, looking back at 2006, it is very clear to us that we didn’t have a - that the industry didn’t have a - one or two quarter malaise. The industry started to contract more than likely in the fourth quarter of 2005 but definitely contracted in the United States by one percent in 2006.

The same survey that shows, that predicted an eight percent growth a year ago, which turned into a one percent contraction is now suggesting a one to two percent growth in 2007. We’ve gone back now and compared that to the sum total of all of our bid prospects today versus the same bid prospects we had on this day a year ago. And by that, I really mean a date about two weeks ago. And it turns out that the sum total of all the bidding prospects that we had last year compared to the sum total of all bidding prospects for the year that we had this year, the delta is only about one percent.

And so, again, our U.S. coast to coast bidding analysis for the entire year again confirms a negative one to positive one percent growth. So as I sit here today, I am in no way suggesting that I have great clarity on the year, but I have much better clarity than what we’ve had in the past.

The most difficult question for me is to try to explain why the market suddenly swung from a 10 percent growth to a 1 percent contraction. And it’s equally difficult for me to try to get my arms around when this contraction will stop and when growth will resume. And that, I’m not smart enough to try to answer.

Jeff Beach:
But at this point, looking out, I guess your comments about looking at the expectations from this core group of customers that you’re analyzing, suggest sluggish spending for more than just the next few months. It’s likely to last out a few quarters?

Tom Rooney:	Yes, we think it’s going to last through the year.

Jeff Beach:
Yes. And the second question I have, because you had mentioned here about the - when growth slows like this or goes flat, you have more competitive conditions. You had talked about you, yourself, Insituform driving down your pricing, driving down the whole industry pricing last year, and that your intention was to continue to do it this year, you talked here about increased competition driving margins down - driving down margins and pricing three to four percent. Is that you or is that now going to shift over to competitors trying to underbid you?

Tom Rooney:
It’s all of the above. The competitive landscape is such that Insituform cannot afford to have a revenue reduction of 10, 15 or 20 percent. We have to maintain our revenue because we are obviously a large organization, a lot of crews and a need to maintain crew productivity. And so, in order to maintain sort of steady state of revenue, we have to meet the market conditions and the competitiveness in the market.

So at this stage, I’m not prepared to say Insituform’s driving the price down any more than any other competitor or company in the industry. It’s just a - it is the competitive nature of the business we’re in, in a stagnant market.

Jeff Beach:	All right, thanks a lot. I’ll get into the queue. Bye.

Operator:	We’ll go next to Mike Marianacci with Ragnarok Capital.

Mike Marianacci:	Yes, hi, Tom.

Tom Rooney:	Good morning.

Mike Marianacci:	I’m just trying to get a sense for when you talk about somewhat below 2006, as far as 2007 earnings, are we working off the 90 cents that you guys reported last year?

Tom Rooney:	Yes.

Mike Marianacci:	OK. And can you give us any feel for what “somewhat below” might mean?

Tom Rooney:
We’re really trying to assess and analyze that right now. We definitely don’t see ourselves eclipsing 90 cents, but at this stage, given that what I guess I’ll call, sort of a violent swing in the growth patterns of this industry, and again, from going from a positive 8 to 10 percent to a negative 1 percent over the last 12 months, that was a shocking turnaround in the market.

And so I’m a little bit hesitant to say that I have perfect clarity going forward, but I do know this, it’s not an 8 to 10 percent market. I guess what I’m saying to you is, I thought it valuable to tell investors that we’re not - we’re not north of a dollar and likely we’re less - at or less than last year’s earnings. But at this stage for me to get more explicit than that would be probably inaccurate.

Mike Marianacci:	OK. But you have said that earlier that the first quarter is going to be one of your worst in years.

Tom Rooney:	Right.

Mike Marianacci:	Are we looking at a loss in the first quarter?

Tom Rooney:	Yes.

Mike Marianacci:	OK. So you’re going to be at least 12 to 15 cents behind last year just from the first quarter?

Tom Rooney:	Yes, we’re definitely going to have a loss this year. Obviously we’re going to have a significant loss this year if you add in tunneling.

Mike Marianacci:	Right, excluding the charges.

Tom Rooney:	Right. Yes - no, it’s going to be a loss.

You know, in addition to everything else, we had great weather in the fourth quarter and very tough weather in the first quarter. But, you know, we always face weather in one quarter or another. But between weather, reduced margins and tremendously competitive pressures in North America. Yes, it’s going to be - we see the first quarter as a lousy quarter for us.

Mike Marianacci:
OK. And why are we - or should we be comforted by the fact that you seem to base your business on a survey rather than what’s going on from your own crews or what you’re hearing from your own crews in the field?

Tom Rooney:	Actually …

Mike Marianacci:	the survey is so …

Tom Rooney:
It’s the combination of the two. We don’t - there are any number of surveys out there that can tell you anything you want to hear to the positive or to the negative. What we look for is a strong alignment between, to your point, what we see in the field and what the surveys show.

So we actually and I guess my point was last year our revenue growth plus our backlog contraction matched perfectly what the after-the-fact survey showed and then furthermore, of the sum total of all of our in-house bidding opportunities for this year, which is something north of $800 million worth of bidding opportunities in the United States, that number - one year ago today compared to that same number today, there’s a delta of one percent. And that eerily matches again, the same survey.

So, it is the point that our internal data, which is very complete and deep, that survey data - our internal survey data matches external survey data both for last year and for this year, and that and for only that reason, I have confidence that these are not - that both sets of data are more than accurate.

Mike Marianacci:	OK. But it’s not until the end of March ’07 that you can see into the future that the rest of ’07 is going to be flat, down slightly, is that correct?

Tom Rooney:
Well, first of all, the external survey data only came out in March, so that data just wasn’t available until then. Prior to that, we were wrestling with the assumption that all of our internal data was telling us that we were underperforming the market. And so our internal data was not showing the kind of growth and we found - we felt that we had potentially defective sales efforts, we weren’t covering our markets and so on and so forth. But when we compared our internal data to external data, it actually shed light for me that the fact was we were not underperforming internally. In fact what we were dealing with was a protracted market stagnation.

Mike Marianacci:	OK. All right. I think I sort of understand. Thanks.

Tom Rooney:	Thanks.

Operator:	And we’ll go next to John Quealy at Canaccord Adams.

Mark:	Hi, it’s actually Mark sitting in for John.

Tom Rooney:	OK.

Mark:
Just a question, as we look at the exit from the tunneling business, how should we look at this from an operating loss perspective as we move through ’07 here as far as time-framing goes? And I know in the press release it says you look to complete your work by mid-2008. So, I’m wondering, if can we gauge a sort of run rate from ’06 levels here in the first half of ’07 or how should we be thinking of that?

Tom Rooney:	David, do you want to hit that?

David Martin:
Yes, the levels of revenue and profitability is a little bit better than we were at this point in the first half last year. We were still running off the poor performing jobs last year. But take the second half of the year last year, and you can compare fairly close to what we expect for the first half of this year. It’ll wind down over the second half.

Mark:
OK. And then when a divestiture is all said and done, I’m wondering if you guys have a sense of in what direction, I guess, the net cash position here? I know on the press release it said it could be up to flat. I think you said 21 million and then 20 million, up to 20 million in cash. I’m just wondering your sense on the net cash here?

Tom Rooney:	In the end, we expect to recover the 20 - a little more than 20 million in cash by virtue of having exited tunneling.

Mark:	OK. And then excluding tunneling, are we still looking for a flat to slightly down year-over-year performance or is that including tunneling through - operations through ’07?

Tom Rooney:	Excluding tunneling.

Mark:	OK. So it’s safe to say that the tangible benefits that you guys will receive from exiting that business, that weakness is carried over into the rehab markets since you’re flat year-over-year?

Tom Rooney:	I’m not following the question actually.

Mark:
So the benefits from exiting the tunneling business, you guys are still calling for a flat year-over-year excluding tunneling. So I’m just wondering, your expectations would also be a flat performance for rehab?

Tom Rooney:	Rehab is going to be down.

Mark:	OK.

Tom Rooney:	And so the corporate earnings for the year are at or below last year’s and then - and then you add onto that the losses associated with exiting tunneling.

Mark:	OK, great. That’s all for me.

Tom Rooney:	Thank you.

Operator:	And we’ll go next to Francesca McCann at Stanford Group.

Francesca McCann:	Yes, hi there. Good morning, Tom.

Tom Rooney:	Good morning.

Francesca McCann:
And all. Question on your, you know, I’ll probably come back with more questions on the market, but on your financing arm, how quickly and to what extent can you ramp that up to somewhat compensate for the downturn in municipal spending?

Tom Rooney:
I don’t think that we can - I don’t think that one is going to offset the other. We continue to press ahead with project financing. There - frankly to date, doesn’t seem to be a high appetite for that. I’m not entirely sure why, but - so I would not expect one to offset the other.

Frankly, the fact of the matter is, it’s less about the ability to access cash and it’s more about the politicians and the bureaucrat’s unwillingness to raise rates. And one would have to raise rates to pay off private sector financing or public sector financing. So until the average person on the street has a certain degree of care or concern for the infrastructure, the politicians are jettisoning spending on this infrastructure first. You’ll note, by the way, that spending on highways and such is up year-over-year quite a bit. But spending on underground infrastructure is, as we now believe, down and that’s a - that’s a terrible disconnect because the order of magnitude of the two problems is distorted in the wrong direction.

And that, Francesca, by the way, we think that the best way to attack the disconnect between the needed spending and the actual spending is to attack the complacency in the population as to the issues. We will, by the way, be spending a fairly significant amount of money on lobbyists in Washington so as to change the regulatory climate. We think the Center for Disease Control is not doing what they need to in this area. I’ve actually had confirmation from an individual at the CDC responsible for this, agreeing that the CDC is not doing enough. And so action at the federal level to engage the Center for Disease Control is important.

We think that the EPA needs more teeth. We also think that a business case has to be made for municipalities, that this is a positive investment cycle to invest in infrastructure. We have to attack those issues, and if we don’t, this industry will cycle like this into stagnant positions, on again, off again. It is at the core of what frustrates most of our investors, and frankly, it’s at the core of what frustrates the management team is that for no recognizable reason, the spending on an urgent crisis tends to ebb and flow sporadically and for no apparent reason.

Francesca McCann:	No, that makes sense and even at the EPA Conference last week, which had a great crowd and great focus, takes a while to turn that into revenues.

Kind of along those lines then, how quickly do you think that you can ramp up both the drinking water line, I guess is one, and then the international business? Again, perhaps not to compensate but to at least have, you know, steady revenue flows from both of those businesses?

Tom Rooney:
That’s a great question. The first order of business is that now that we are exiting the tunneling business, we are recovering cash and we’re also recovering a lot of management time and focus. And we intend to pour that primarily into our Insituform Blue™ business.

We have actually enjoyed a modicum of success already within Insituform Blue™, and we see that as a significant growth opportunity for us. We actually have completed eight projects in the U.S. and Canada with about a million dollars in backlog associated with drinking water projects there. And we’ve completed four Insituform Blue™ projects in Europe also with about a million dollars of backlog there.

And we have a very interesting project coming up in April that will prove out sort of the final stage of our technology in Insituform Blue™. Point of which is that whereas we launched Insituform Blue™ last summer in name, and the technology and the processes, we’ve enjoyed enough success in the last six or eight months to embolden us to begin to invest significant sums of money in that.

So, I’ve tasked our marketing and technology team to give me a plan in the next 60 days or so where we can double or triple the investment in Insituform Blue™ on a go-forward basis. And that should enable us to grow rather significantly.

Now you keep in mind, we’re starting at relatively low numbers, but the worldwide demand for our Insituform Blue™ projects is rather significant and so we think that that’s the future of the company. We’re going to begin to invest rather significantly in that and so on.

You had also mentioned that on the international side, we’re actually enjoying success on the international side. Just yesterday, we were - we won our first project in India. India, by the way, we have roughly $50 million worth of bidding opportunities over the next 12 months. We’re working on tenders now in the Middle East which we - where we've never worked before. We’re working on about $18 million worth of opportunities upcoming in Hong Kong where we’ve completed over a million dollars in Hong Kong just last year in a startup operation. Same thing in Australia, South Korea and Singapore, not to mention Mexico. We’re also looking at entering the Chinese market in 2007, 2008; South America, Malaysia and Taiwan.

So we - whereas we’re very concerned about the stagnation and growth in the United States market. We’re seeing just exactly the opposite all around the world. And we think we’re well positioned. We’ve taken the steps in the last 18 months to open new offices on new continents. We’ve aligned ourselves with new partnerships and we think that that’s going to bode very well for us.

We are also going to redouble our investment in international. Again, all of this sort of fits together from a standpoint that as we exit tunneling, pull our cash out of there, we begin to pour that cash into areas that are the future of the company and offer great growth prospects for us. So those would be international, UPS and Insituform Blue™.

Francesca McCann:
OK, great. And then my last question, what about other potential costs associated with either, you know, the crew cutting, or the Milwaukee project, or any other tunneling projects that you’re rescinding, or restructuring, or renegotiating?

Tom Rooney:
Well, we’re not rescinding any contracts. The Milwaukee project had sort of an interesting or weird timing to it. That’s a project that we bid a number of weeks ago prior to any decision to exit the tunneling business. We were successful. It’s a nice project. It’s $65 or some million, and ironically, the client voted approval to award that project to us just on Monday.

And so, that one sort of fits in between - we’re not really sure what the outcome will be there. It should be a sensible outcome. We’re prepared to build a project, that’s certainly not a concern of ours. But had we - if we have to do the project, it’s a good project. It would be very profitable for us, but it would actually give us a tail of a couple of years before we could finish that and be done with it.

So we’re not really sure what the outcome of that will be. We’re not very concerned. We think it’s a choice of several positive outcomes.

But all of the other projects that we’re working on right now, we have all good projects with all good clients, and we don’t see any problems at all finishing those projects out as we sit here today.

Needless to say, when you wind a business down a lot of variables fall into place that you may not be prepared for. We budgeted for some issues and concerns that may crop up. The fact of the matter is, you know, there might be a few more issues than, even than we predicted. Nonetheless, exiting the tunneling business and moving on as a corporation is a very positive step for the company.

Francesca McCann:	OK. And then any costs associated with decreasing the number of crews?

Tom Rooney:	No.

Francesca McCann:	Great. Thank you.

Tom Rooney:	Thank you.

Operator:	And we’ll go next to Debra Coy at Janney Montgomery.

Tom Rooney:	Hi, Debra.

Debra Coy:
Yes, good morning, Tom. Can you just walk me through a little, you know, now that you’re finally giving us earnings guidance, that’s not so much fun. Maybe we should’ve stayed with the old plan. It’s still - this is still not quite making sense to me. From what you’re saying, rehab revenues will be flat, but you did mention a three or four percent hit to gross margins, so is that - is that basically where all of this is coming from in terms of a three to four percent hit to gross margins and then, therefore, we’re going to result in an operating margin for rehab for the year that’s substantively below ’06?

Tom Rooney:	Yes.

Debra Coy:	OK and …

Tom Rooney:	And we also started this year with lower backlog than we had last year. And so, just getting to the same level of revenue will be a challenge for us.

Debra Coy:
And given the fact that it’s a typically three to six month visibility in this market, what makes you so sure that we aren’t - that we aren’t going to see another round of ebbs and flows later in the year? In other words, we’ve never had full-year visibility on rehab before, why do you think you do now?

Tom Rooney:
It’s a great question and, I guess, that’s analogous to saying, when do you think the flatness will come away? And I wrestle with that question right now. Again, if you and I had talked a year ago and, in fact, we did talk a year ago and virtually everybody and every statistic I looked at, and every internal statistic suggested 8 to 10 percent growth. And that suddenly swung to a negative 1 percent.

You know, is it possible that over the next two, to three, to four months, a dramatic uptick in spending? Sure, it’s possible. I mean, we’ve just seen a negative nine percent swing. But at this stage, we - my instinct is telling me that what’s driving this is uneasiness in the market between the Iraq War, political volatility, interest rates, housing prices and believe it or not, because I think spending on sewers and sewer infrastructure is very deeply subjective and what not.

I think that - I think believe or not, that things like the Iraq War are having an impact on the spending patterns on something as discretionary as this. That’s a - that’s not a very scientific analysis, but it’s the best that I can come to in terms of why such a lightweight discretionary spending has just evaporated.

I don’t see any of those factors changing in the next 6 to 12 months, and so we’re bracing for that to be a phenomenon for the next six to 12 months. Could things change? Sure. But at this stage, after having been through what now appears to be four, maybe six, quarters of sluggishness, I just don’t see any reason for turning around.

The other thing is the accuracy of our - of our internal bid forecasting is obviously very high for the next 30 days, somewhat acceptable for the next quarter, gets fuzzy six months out and doesn’t mean much a year out. But the fact is, we still do see projects that are under discussion as much as a year out. When I take all of that into account, nothing tells me that this market is going to be robust in the next two, three, four quarters.

Debra Coy:
OK. Fair enough. And we are one quarter into the year. And in terms of looking at how this plays through and understanding the impact, the international business that you spoke about, that will primarily come through an the other income line because it’s mostly partnerships? Is that correct?

Tom Rooney:	Some of that, and some on the income side.

Debra Coy:	How much of your rehab actual revenues are international? I think it’s mostly Canada and a little bit of Europe, right? None of the Asian stuff?

Tom Rooney:	Most of the Asian stuff comes in as other income. But international is roughly 25 percent of our business.

Debra Coy:
And that portion, even though you expect that portion to grow, obviously to struggle to get to top line flat, that means you’re expecting - that means you would actually be expecting a notable decline in U.S. rehab?

Tom Rooney:	In terms of a revenue?

Debra Coy:
In terms of revenue. In other words, if 25 percent of your revenues are international and we still see growth in the international markets, then you’re suggesting that the actual growth in the U.S. market will be negative in ’07 since you said we’re going to struggle to get to flat rehab revenues in ’07.

Tom Rooney:	Right. And the reason for that is we started with significantly less backlog this year.

Debra Coy:	So you are in fact saying that international - you’re in fact saying that U.S. revenues will likely be down?

Tom Rooney:	Slightly, yes.

Debra Coy:
OK. And on other income, which took a big jump last year to $6 million, is that still growing? We did have a big number in 4Q, is that still growing or would that decline or where would we expect, just generally, in terms of direction for that to go?

Tom Rooney:	If you recall, we had one-time gains from real estate in other income.

Debra Coy:	Right. So that would actually go down a little?

Tom Rooney:	Right.

Debra Coy:
And then finally in terms of how tunneling works its way through, David, I still didn’t entirely understand this. Would the whole thing go into discontinued operations immediately or will we still run this through the income statement as we go through the wind-down process?

David Martin:	We will - it will go through the regular income statement through the year until we reach substantial completion of the exit activity.

Debra Coy:
So, Tom, the earlier question that you were asked I still am looking for a little clarification which is that, then, the 90 cents still includes operating losses in the tunneling business excluding - obviously I understand that it excludes all of the charges, but we should still be looking at ’07 as including operating impact of tunneling it sounds like. And I guess my second question related to that is if we have announced an official exit, why aren’t we putting it in discontinued?

Tom Rooney:
GAAP doesn’t - GAAP doesn’t currently allow you any more - there’s been a change in GAAP accounting in that regard. So, until we substantially exit - if we announced we had just sold the business, it would become discontinued operations. But in today’s accounting, David, do you want to address that?

David Martin:	Yes, it’s the - just the rules changed about three or four years ago on the way you account for exit activities. And if we had sold it and had a firm buyer, we could classify it as such.

Now when we reach the substantial completion of the exit activity, we will include that as a discontinued operation for all the periods that we presented. We’ll go back and restate those numbers.

Debra Coy:	And at this point, we don’t expect that to happen until ’08?

David Martin:	It could be as early as late ’07.

Debra Coy:	OK. But chances are we will have tunneling in operations throughout the remainder of the year?

David Martin:	Correct.

Debra Coy:	So that is - then assuming losses is also related to this, you know, call it 90 cents for lack of a better number, that would also still include continuing modest losses in tunneling?

David Martin:	Correct.

Debra Coy:	OK, all right. That makes it easier for me to understand what’s going on in rehab. OK. Thanks very much.

Tom Rooney:	Thank you.

Operator:	And we’ll go next to Richard Paget at Morgan Joseph.

Richard Paget:	Good morning. My questions have all been answered.

Tom Rooney:	OK, thanks.

Operator:	And next to …

Tom Rooney:	Yes.

Operator:	I’m sorry. Next to Chris Blackman at Emperical Capital.

Chris Blackman:
Thank you. Tom, just touch base on a couple of things you’ve already covered, but on your project financing, really a couple of quarters ago you mentioned that you had four deals that you were working on that you felt very positive about and it could lead towards bigger opportunities as far as larger projects, doing a whole project instead of just piece-meal work and that there was plenty of financing available. Is it - the problem with that evolving at this point is strictly pricing power on the municipalities? Can you expand on that a little bit?

Tom Rooney:
No, it’s just any sort of volunteer spending in the United States on sewers is just not taking place. And so all of those four projects are still active, but they just keep getting put off by the decision makers. It has to do with what’s becoming quite apparent that whereas we consider all this critical spending patterns, the clients actually consider them highly discretionary.

And so, the same malaise that is in the market right now in terms of this spending is impacting the financing. So it really doesn’t have anything to do with pricing. It has to do with just lack of desire to move forward with sewer projects.

Chris Blackman:	Even if financing is available for them?

Tom Rooney:	Yes. Because in the end what they end up having to do is charge users rates to either to pay off private sector financing or public sector financing.

Chris Blackman:	OK. That’s what I was talking about on the pricing power. So …

Tom Rooney:	It’s less about pricing than it is about having to go to the rate payer and get an agreement to pay another dollar a month on rates and such.

Chris Blackman:
OK. You mentioned earlier that you all are not trying to drive the market down currently, but yet when I reviewed some earlier comments that you had made, you mentioned that throughout last year, you all were definitely driving price compression and you expect to always be the price leader in the industry. Has that changed?

Tom Rooney:
No. The fact of the matter is, we’re going to have to continue that forever as Insituform in terms of being the price leader. I think this notion that we are artificially driving the prices down just for the sake of driving them down is probably an over-reaction to some of the statements that I have made. We are very competitive and we’re able to drive profitability at very competitive numbers because we’ve got such terrific crew productivity.

And so, my comment is, we’re not the least bit afraid of competing in the markets on a price basis. And if in the end, that drives prices down, then that drives prices down, but some people have reflected on some of my statements as sort of a cowboy attitude that, you know, we’ll drive prices down because we can, and that’s certainly not the case. It is the case that we’re more than willing to be as competitive as it takes to be the leader in the industry.

Chris Blackman:	OK. Your capital structure, your debt level I think last published report was about 65 million in debt …

Tom Rooney:	Correct.

Chris Blackman:	…long-term debt?

Tom Rooney:	Right.

Chris Blackman:
And you had also commented that you were considering in - well, one that the company was far too low and that debt level was low enough where you had considerable flexibility to return equity to shareholders possibly through a stock repurchase.

Tom Rooney:	Right.

Chris Blackman:	Given today’s news and the significant drop in the stock, we’re down about $6 now. We’ve continued to drop throughout the conference call, what is your current posture on a possible stock buyback?

Tom Rooney:
Well, the reality of the situation is, we feel very, very strong about the future prospects of the company especially now that we’re moving away from being focused on tunneling. So, we look at the long-range prospects for the company as extremely strong. We also think that the long-range prospects for the industry, long-range as in, you know, measured in 3 to 10-year cycles, is very, very strong. So we’re very bullish on the company and its position in an active global market. So that said, we also have to look at the capital structure of the company. We’re clearly underlevered.

And so, first and foremost, we’re looking at the capital structure of the company, and we continue to work with investment bankers on asserting what the right capital structure is and should be for this company going forward. The fact that we are effectively now out of tunneling, enables us to forecast greater stability for cash flow and earnings out into the future and that emboldens us even more in terms of leverage.

But I think your point is more about if the - if someone was to perceive that the stock was undervalued, you know, would we use a stock repurchase as an aggressive vehicle to push it back up. I guess I would come at that same question just a little differently and that is, I would seek the right capital structure for the company and if that meant that with excess cash we were buying stock, you know, I think that ultimately benefits shareholders through the right capital structure and through returning cash by virtue of stock buybacks. If it happens to come at a time when other people might see the stock is undervalued, then so be it.

Chris Blackman:
Well, you’re certainly doing the things that set you up to be in a position to make those decisions and you’ve got - you’ve historically had the cash flow characteristics that would suggest if you had to have the capital structure in the proper format, that return to shareholders would be something that you should be interested in.

Tom Rooney:	Absolutely, yes.

Chris Blackman:	Is that something the board is, at this point, the board is discussing?

Tom Rooney:	We’re having active discussions on all of the subject matters including, you know, with investment bankers at the table. So it’s a very active conversation.

Chris Blackman:	OK. On your Insituform Blue™, what’s it going to take to get to critical mass? What level and how much - at what point and how much would that critical mass amount to?

Tom Rooney:	Well, by that I suppose you’re meaning a revenue level or what have you?

Chris Blackman:	Yes.

Tom Rooney:
Well - in terms of chronology, we had to have a great technology and we believe that we had that figured out as of last summer. That’s when we started the name Insituform and patented certain processes and so on. We then had to go deploy that in the field, and as I said, we’ve done it a dozen times now between the U.S and Europe. The results from those for-profit field trials were very strong. We have one more what you might call a field trial coming up in a couple of weeks. We’re virtually certain how that’s going to go as a positive. That, therefore, means that with cash to invest, so to speak, we’ll more than likely look at doubling or tripling our investment in Insituform Blue™ yet before this year is over. That’s likely to come in the form of sales personnel on two or three, really three continents as well as some operational personnel and some marketing initiatives.

We think with the right technology and a deep need out there, and by the way, there is a lot of spending on water rehab projects, but very little of it is done in what’s called the trenchless fashion. Instead, most water pipes are replaced today by digging them up out of the street with a backhoe. And so the price effectiveness of what we do combined with great technology and a better marketing program, you know, we’re probably two to three years away from having what I guess you’re referring to as a “critical mass.”

Chris Blackman:	Which would be 100 million plus?

Tom Rooney:
Well, I’m not sure. First of all, it’s going to come on three continents all at the same, you know, presumably at the same time. Those continents being the U.S., Europe and Asia. I’m not - I’d be a fool if I tried to sit here and tell you I think we’re going to hit 100 million in three years. There’s a lot of variables at play here. But I’m very confident that what we’ve seen in our work, the dozen or so projects over the last six months or so, suggest we’re going to enjoy some success there. But to try to peg a number three years out now, I think would be speculative.

Chris Blackman:
OK. I know, I’ve seen comments in the past or I think you’ve commented in the past on the conference call that 100, 200, 300 million worth of drinking water scattered around the world is there and certainly that could be accomplished in the next three to five years.

Tom Rooney:	Oh, yes. If we’re talking 100 million or more in the three to five year range, I think that’s a comfortable bet.

Chris Blackman:	OK, and I did read in the Municipal Sewer Water Survey, the 10th annual one, that spending on water rehab in cities is estimated to increase what, 24 percent I think in ’07?

Tom Rooney	Right. Absolutely.

Chris Blackman:
Now when I read the 10th Annual Municipal Sewer and Water Survey, in there it states that sewer and storm water rehab was 3.36 billion in ’06 and should rise a modest two-and-a-half percent to 3.4 billion in ’07. So, am I reading that right, I mean, as far - that’s saying 2.5 percent. You’re saying slightly negative to slightly positive? Am I reading the same thing that you’re referring to?

Tom Rooney:
Yes, we’ve also seen other surveys that would suggest as much as a negative three percent. And so, you know, there’s a band and, you know, negative three to positive two, negative three to positive one, where we sit here today, it’s probably all about the same, which is pretty flat.

Chris Blackman:	So, am I …

Tom Rooney:
By the way, our internal numbers, when we measure 100 percent of everything we have on our bid calendar or prospect calendar, going out as much as six or eight months, comparing that to one year ago today, the delta is about three percent positive. So it confirms these same sorts of numbers.

Chris Blackman:	OK. I just want to make sure I’m reading from the same survey. I mean, the one you’ve been quoting is the 10th Annual Municipal Sewer and Water Survey by Robert Carpenter, I think?

Tom Rooney:
Exactly. I also have it in my hand at the same time. I think it’s kind of notable also is that the same people who responded that their spending is only going to be up one to two-and-a-half percent are also saying, and I’ll quote, that they need to increase their annual funding by 25 to 50 percent in order to start catching up. So, for some reason, they know their spending has to be greatly increased, yet they’re not. And by the way, there’s a little bit of mathematical error in the number, two-and-a-half percent, because if you actually look at the bar chart, it’s somewhere in the one to two-and-a-half percent range.

Chris Blackman:	Yes, it did look a little different. What about the EPA? Anything happening EPA-wise enforcing - trying to enforce major cities? Any increased activity?

Tom Rooney:	No.

Chris Blackman:	No.

Tom Rooney:
The EPA, there’s some good and some bad. The EPA historically is not as emboldened under a  republican administration as under a democratic. We can all speculate what the future will look like in terms of the federal government. But even if there’s a shift to a democratic regime in the White House, there certainly is one in Congress, but in the White House, that could take two, to three, to four years actually to come home to roost.

So there’s far less teeth there. There’s far less federal spending, state spending. There are some bills pending in the House - the House and Senate. Frankly, we’re not holding our breath on those coming through again because of the current administration.

Now on the good side, we actually have been asked to come meet with the EPA around the notion of our private sector financing. So in fact, if we can get some direct or indirect pressure, or endorsement, or confirmation from the EPA that they’d like to see that funding vehicle be used more, that could be a positive. But, you know, time will tell.

So, we actually think that we have to go to Washington with the benefit of lobbyists and begin to start to lobby. I think the parallel here might be the interstate commerce, the IC funding. There’s a tremendous lobby in Washington for interstate highway construction and maintenance. There is virtually no lobbying in Washington for infrastructure, excuse me, for water and sewer infrastructure. We’re the biggest player by far and so, I guess you could say, I guess we’re going to have to start going to Washington and start beating the drum for this industry.

Chris Blackman:
Yes, OK. And then finally, would you comment on the apparent low bid projects, what’s happening there? Is that number increasing, staying the same and is there - can you quantify the amount of time, the lag between the bidding and the actual work, what we’re seeing in that low bid area? Is that taking longer? Are you able to move the low bids through quicker?

Tom Rooney:
Yes, it seems to be somewhere between steady and longer. With the benefit of hindsight now, and by virtue of making a number of phone calls and understanding the market better, one of the reasons that our apparent low number increased is again, the feet dragging that has gone on. In other words, over the course of the last 15 months or so, we would bid work but municipalities, in order to create the slow down effect, would actually intentionally take longer between the dates when we bid and the dates when they would award.

And so that phenomenon that we’ve seen over the last 15 months or so of our apparent low bid number going up rather dramatically is now almost completely explained by the fact that there’s been an intentional foot dragging and slow down so as to stretch out the dollars and decrease them. And so it seems to make a great deal of sense now.

But as to where we are in terms of the lengthening of it, it’s definitely not contracting.

Chris Blackman:
I mean, couldn’t you make an argument that the build up is, you know, at some point that that’s going to be released and you could actually see this market make a real nice reversal? I mean, it’s going to get stretched out to a point where it gets on the outer edge of that band, I guess. I mean, people are going to have to start sending money, I mean, it’s just that this contraction has been painful. I mean, when it reverses, it seems like it could be pretty significant.

Tom Rooney:
Yes, except that - I completely follow your logic and on the best days I would hope that that would take place. But what becomes more and more apparent to me is that the spending on this particular kind of infrastructure is seen as the lightest of all discretionary spending, and I guess with a puff of wind, they decide to back off on spending in this area simply because they can put it off one more year and so on.

The question is asked then, what triggers them to spend in this discretionary mode? And I think to your point, you know, would one day all of that come loose again? I don’t know, but whatever caused this large group of bureaucrats to back off in the last 15 to 16 months would have to, I suppose, reverse.

And, you know, there are a few interesting cases. I was just in Hawaii and one year ago this week Hawaii had a 50 million gallon raw sewage discharge and while I was there, it was front page news that the spending patterns in Honolulu were $4-5 million per year, but a 50 million gallon sewage discharge actually killed somebody, Waikiki Beach was closed for several days. And now all of a sudden Honolulu has religion about spending on sewers. And so their rates are being almost doubled and spending is going to move up to I think it was $50-60 million a year, a 10-fold increase.

So a triggering mechanism will suddenly take complacent bureaucrats and make them voracious buyers. The question is, is it possible to have a single triggering mechanism across the United States, or are we going to have to have a thousand Waikiki Beaches? We’re going to wrestle with that. But until that happens, I don’t think you’re going to see an overnight shift.

Chris Blackman:
Yes. I just don’t know that the dynamics of the market really, I mean, year-in and year-out it’s the same battle, I’m sure. I mean, these bureaucrats have the opportunity to extend it year-after-year, so I mean, you’re fighting a constant battle every year with that.

Tom Rooney:
Chris, we are, but there’s one thing that is going on right now and that is, there are things that are tell-tale signs and the tell-tale signs that suggest that, if you will, more Waikiki Beaches are going to take place, would be the number of sanitary sewer discharges tracked by the EPA, the number of significant sink holes, by the way, a sink hole takes place, I wrote an op-ed  piece that was carried by The Los Angeles Times yesterday on sink holes. But basically there’s been a huge uptick in sink holes around the United States, frankly around the world, but certainly around the United States just in the last 12 months. A record number of sink holes last year. Sink holes come about because you have sewer pipes that are cracked, they allow external water to come into the sewer pipes and with it, they bring small amounts of dirt. Well, over a year or two or a decade, small amounts of dirt turn into truckloads of dirt which eventually turn into sink holes in the middle of streets.

And so we’ve had - that is one of the key tell-tales that the system is going into abject failure when you start getting significant numbers of those failures.

Water pipelines just this past winter, have seen a record number of catastrophic water main breaks around the United States. So this is not like if we graph something out linearly over 20 or 30 years and said, you know, we’ve been in a constant inch-by-inch battle. The fact of the matter is, a very large portion of the U.S. infrastructure and the world’s infrastructure dates to one 20-year period which happened shortly after World War II. And that’s like a very large percentage of the sewer pipes and drinking water pipes - they’re all coming due right about now. And so it is not lost on me that all of the tell-tales now are starting to suggest the beginning wave of rather dramatic problems.

So, this - I don’t think we’re going to be having the same conversation 10 years from now, I really don’t. I think in fact in the next two, to three, to four years, we may well hit a tipping point. At Insituform and in particular in my chair as the CEO of Insituform, we’re going to try to push that tipping point up from two, to three, to four years from now to being one, to two, to three years from now by virtue of, at the risk of sounding like alarmists, making sure that everybody understands that there’s a sink hole epidemic, that there’s a sanitary sewer overflow epidemic, and that people frankly are wasting huge sums of money by patching pipes as opposed to maintaining pipes.

Chris Blackman:	Right. Get the word out. Thank you, Tom.

Tom Rooney:	Thank you.

Chris Blackman:	I appreciate it. Bye.

Tom Rooney:	I think we have time for one more call.

Operator:	And we’ll take that final question from Jeff Beach at Stifel Nicolaus.

Jeff Beach:	Tom?

Tom Rooney:	Yes, Jeff.

Jeff Beach:
On the tunneling division, I heard you say, you can’t - you’re going to have it as a - as an ongoing operation in your results through most of this year. Can you help a little bit on it looks like the larger of the write downs will occur in the second quarter, which then sounds like we’ll see pretty good carrying charges in the first half of this year that will be large losses and then maybe minimal losses from those carrying charges in the second half? That’s a guess. But also, on the underlying tunneling, if you’re going to be working off a backlog and downsizing this, it seems like an almost impossible task to achieve profitability as you’re shrinking something down towards a low level. Can you just comment on the tunneling outlook for the year?

Tom Rooney:
Yes, we don’t expect to turn tunneling into a profitable business. We’re simply exiting tunneling. The process is going to be that we will virtually immediately write-off and pay off certain long range leases that we have. We will - we will write-off the goodwill. I believe those will both take place in the first quarter. We will also have expenses associated with employee terminations and in some cases, stay bonuses and so on so that we can execute the projects.

We also think that the performance on the projects that we have to complete will have diminished profitability because of certain degrees of lack of focus which would be normally expected.

By the way, as we sit here today, 100 percent of the backlog that we have in tunneling is good solid work, good solid projects. But once you announce the discontinuation, things get a little loose around the fringes and we just have to expect that. But we will see significant write downs in the first quarter in tunneling and we will have the tunneling projects will underperform what would otherwise have been their performance for the year.

The essence of the issue is this, the way you need to look at is, we’re saying that the income and the earnings for this year, are apt to be less than last year and on top of that, you have all of the write-offs that we’re going to take in terms of tunneling.

Jeff Beach:	Again it sounds like you are going to continue to have for the first quarter and possibly the second quarter, these very large quarterly carrying charges on the equipment until it is written down.

Tom Rooney:	Yes, offset obviously by the fact that we’re going to be selling the equipment in a far more aggressive fashion than we’ve done in the past.

Jeff Beach:	Just a question, if it’s idle equipment, why are you not writing it off immediately?

Tom Rooney:	We are.

Jeff Beach:
I thought the write-off of this equipment might be a large number, but this modest I think it’s $3 or 4 million in the first quarter outside of the goodwill and everything else, that is going to cover this, huh?

Tom Rooney:	Yes.

Jeff Beach:	OK. Thank you.

Tom Rooney:	All right. Thanks.

Operator:	That concludes our question-and-answer session. Mr. Rooney, I’d like to turn the conference back to you for any closing or additional comments.

Tom Rooney:
OK, I just want to reinforce what we’ve said, which is we see the proactive decision to exit the tunneling business as part of the bright future of the company and we’re very pleased that we’ve now made that decision and are moving forward.

We’re clearly concerned about the stagnant U.S. market that we’re in, but we are redoubling all of our efforts in the areas where we think we have a very bright future, that is to say our United Pipeline division, most particularly the Insituform Blue™ drinking water division where we have very, very high prospects.

And also, this stagnation, as we’ve mentioned, really only pertains to the U.S. market and less so to the international market. So that we see the future as very bright, but we obviously are not pleased at all at the recent turn off in spending in the United States sewer rehab business. So again, I appreciate everybody being involved in the call today. Thank you.

Operator:	This does conclude today’s conference. We do thank you for your participation. You may disconnect at this time.

END